20.1     Code of Ethical Conduct

                            ATLAS MINING COMPANY
                          CODE OF ETHICAL CONDUCT

                                  Preface

     The honesty, integrity and sound judgment of principal executive and financial officers of Atlas Mining Company ("ALMI") is fundamental to the reputation and success of ALMI. While all employees, officers, and directors are required to adhere to this Code of Ethics, the professional and ethical conduct of our principal executive and financial officers is essential to the proper function and success of ALMI.

     Our principal executive and financial officers hold an important and elevated role in our corporate governance. These individuals are key members of the management team, who are uniquely capable and empowered to ensure that the interests of ALMI stakeholders (including stockholders, employees, collaborators and suppliers) are appropriately balanced, protected and preserved. Such persons fulfill this responsibility by prescribing and enforcing the policies and procedures employed in ALMI's business and financial operations.

     Principal Executive and Financial Officers Code of Ethical Conduct

     As a result, principal executive and financial officers of ALMI performing senior executive, accounting, audit, financial management, or similar functions must:

     - Act with honesty and integrity, avoiding actual or apparent conflicts
     - of interest in personal and professional relationships except as
     - otherwise disclosed, approved and determined to be in the best
     -    interests of ALMI and its stockholders;
     - As is required and/or necessary to conduct their duties, provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable;


     - Comply with applicable laws, rules, and regulations of federal, state, and local governments (both Unites States and foreign) and other appropriate private and public regulatory agencies, including, without limitation, with regard to all mandatory public disclosures;

     - Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

     - Respect the confidentiality of information acquired in the course of employment;

     - Be accountable for adherence to this Code of Ethics and otherwise proactively promote ethical and honest behavior within the workplace, and

     - Promptly report violations of this Code of Ethics to senior management or, as applicable, the board of directors of ALMI, and if, necessary, to outside counsel, as a last resort should earlier attempts to redress such violations fail.

     All principal executive and financial officers are expected to adhere to this Code of Ethics at all times. The board of directors of ALMI shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver (and the grounds for such waiver) for a principal executive or financial officer of, or an amendment to, this Code of Ethics shall be disclosed as required by applicable Securities and Exchange Commission rules.

     ADOPTED by the board of directors on December 15, 2004.


Signed: /s/ Marqueta Martinez   Secretary
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